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            THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

          EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



The following table presents the computation of basic and diluted losses per share:



                                                   Three Months Ended
                                            -----------------------------
                                             March 26,          March 28,
                                               2000               1999
                                            -----------       -----------
Numerator:
  Net (loss)                                $  (260,014)      $   (63,141)
                                            -----------       -----------

Denominator:
  Denominator for basic loss per
   share--weighted-average shares             2,343,460         2,185,700

  Effect of dilutive securities:
    Stock options                                    --                --


  Denominator for diluted loss per share      2,343,460         2,185,700
                                            ===========       ===========

(Loss) per share:
Basic                                       $     (0.11)      $     (0.03)
                                            ===========       ===========
Diluted                                     $     (0.11)      $     (0.03)
                                            ===========       ===========

